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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM N-1A
                 REGISTRATION STATEMENT UNDER THE SECURITIES
                                 ACT OF 1933


                       Post-Effective Amendment No. 20

             REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY
                                 ACT OF 1940

                              Amendment No. 23

                           THE GOVETT FUNDS, INC.
             (Exact Name of Registrant as Specified in Charter)
                      250 Montgomery Street, Suite 1200
                           San Francisco, CA 94104
                  (Address of Principal Executive Offices)

                                800-976-8109
                       (Registrant's Telephone Number)

                              Alice L. Schulman
                              AIB Govett, Inc.
                      250 Montgomery Street, Suite 1200
                           San Francisco, CA 94104
                   (Name and Address of Agent for Service)

                                  Copy to:
                            Regina M. Pisa, P.C.
                         Goodwin, Procter & Hoar LLP
                             One Exchange Place
                            Boston, MA 02109-2881



Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     This Post-Effective Amendment No. 20 (the "Amendment") to Registration Statement on Form N-1A (the "Registration Statement") of The Govett Funds, Inc. (the "Registrant"), Registration Number 33-37783, filed October 7, 1997, is being filed by the Registrant for the sole purpose of delaying the effectiveness of the Registration Statement.

     The Amendment hereby incorporates by reference the Registration Statement.



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                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Francisco, State of California, on the 22nd day of December 1997.

                                         THE GOVETT FUNDS, INC


                                         By: /s/ Brian M. Lee
                                             --------------------------
                                             Brian M. Lee, President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 20 to the Registration Statement has been signed on the above date by the following persons in the capacities indicated:


/s/ Elliott L. Atamina    *               Director
---------------------------
Elliott L. Atamian

/s/ Patrick Cunneen       *               Chairman, Director
---------------------------
Patrick Cunneen

/s/ Sir Victor Garland    *               Director
---------------------------
Sir Victor Garland

/s/ Colin Kreidewolf                      Treasurer (principal financial and
---------------------------               accounting officer)
Colin Kreidewolf

/s/ Brian M. Lee                          President
---------------------------
Brian M. Lee

/s/ James M. Oates        *               Director
---------------------------
James M. Oates

/s/ Frank R. Terzolo      *               Director
---------------------------
Frank R. Terzolo


* By:/s/ Alice L. Schulman
     ----------------------
     Alice L. Schulman,
     Attorney-in-Fact